EXHIBIT 99.1

[LOGO	OF XTO ENERGY]
NEWS RELEASE

For Immediate Release

Number: 02-34

XTO ENERGY COMPLETES SAN JUAN BASIN ACQUISITION

FORT WORTH, TX (December 30, 2002) – XTO Energy Inc. (NYSE-XTO) today completed its previously announced acquisition of coalbed-methane gas producing properties in southwestern Colorado from J. M. Huber Corporation of Edison, New Jersey for $153.8 million. The final closing price reflects adjustments of net revenue and other items from the October 1, 2002 effective date.

XTO Energy’s internal engineers estimate proved reserves to be 154 billion cubic feet of natural gas of which 79% are proved developed producing. Beginning December 30, 2002, the acquired properties will contribute about 29 million cubic feet per day of natural gas to the Company’s growing production base.

“With the addition of these prolific assets, we are now targeting 15% natural gas production growth for XTO in 2003,” stated Steffen E. Palko, Vice Chairman and President. “In the longer term, these assets will provide an exciting opportunity to apply technical expertise honed in our other Fruitland Coal projects. From workovers to new wells, we foresee significant potential to increase the recovery of gas in place.

The acquisition purchase was funded through existing bank lines and should be repaid from operational cash flow during 2003.

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and gas properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico, Colorado, Arkansas, Wyoming, Alaska and Louisiana.

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XTO Energy Completes San Juan Basin Acquisition

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President—Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release and additional acquisition details can be found at www.xtoenergy.com

Statements made in this press release, including those potential developments relating to future production, growth in production, proved reserves, recovery of natural gas and repayments of bank debt through cash flow, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and results of drilling activity, inability to acquire properties that meet our objectives and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.